Leader Funds Trust 485BPOS

Exhibit 99.(m)(1)(i)

AMENDED EXHIBIT A

LEADER FUNDS TRUST

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Adopted March 1, 2019

Date Last Amended: September 26, 2024

		Current	Maximum
Fund Name		Approval Rate	Authorized Rate	Distributor
Leader Capital Short Term High Yield Bond Fund	Investor Class	0.50%	0.50%	Vigilant Distributors, LLC
	Class A	0.25%	0.50%
	Class C	1.00%	1.00%
Leader Capital High Quality Income Fund	Investor Class	0.38%	0.50%
	Class A	0.25%	0.50%
	Class C	1.00%	1.00%

Acknowledged and Approved by:

Leader Funds Trust	Vigilant Distributors, LLC

By:	By:
John Lekas, CEO		Patrick Chism, CEO